SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 23 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                    Commission File Number 0-3216


              INVESTORS HERITAGE LIFE INSURANCE COMPANY
       ------------------------------------------------------
       (Exact name of registrant as specified in its charter)

                         200 Capital Avenue
                      Frankfort, Kentucky  40601
                            (502) 223-2361
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common $1.00 Par Value
       ------------------------------------------------------
      (Title of each class of securities covered by this Form)

                                 None
       ------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)92)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii)      [ ]
                                   Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification
or notice date:     One
                 --------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Investors Heritage Life Insurance Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                         INVESTORS HERITAGE LIFE INSURANCE COMPANY


Date: January 3, 2000    By: /s/ Harry Lee Waterfield, II
                            --------------------------------------
                              Harry Lee Waterfield, II
                              Chairman and Chief Executor Officer